EXHIBIT 10.3

INTERNATIONAL PAPER COMPANY

MANAGEMENT INCENTIVE PLAN (MIP)

Amended and Restated as of January 1, 2012

I.	Purposes of the Plan and Plan Description

The purposes of this Plan are to: (a) provide an incentive to reward Participants for results in improving the financial performance of the Company; (b) attract and retain the best talent available; and (c) further align the interests of the Participants and the Company’s shareowners.

The Plan is an annual cash incentive plan developed around the achievement of pre-established Performance Objectives and funded based on the Company’s achievement level against those Performance Objectives.

II.	Definitions

•	Award Scale

“Award Scale” means the conversion of the Performance Objective Rating to a percent of Target Award earned.

•	Cash Flow from Operations

“Cash Flow from Operations” includes cash flow from discontinued and continuing operations as well as cash flow from special items, and is shown in the Company’s Statement of Cash Flow as “Cash Provided by (Used for) Operations.” Cash flow as a result of pension contributions, alternative fuel mixture tax credits or other unanticipated, highly unusual items may, at the Committee’s discretion, be excluded in the calculation of “Cash Flow from Operations” for purposes of determining achievement of this cash flow metric.

•	Cause

“Cause” includes but is not limited to misconduct or other activity detrimental to the business interest or reputation of the Company or continued unsatisfactory job performance without making reasonable efforts to improve. Examples include insubordination, protracted or repeated absence from work without permission, illegal activity, disorderly conduct, etc.

•	CEO Special Award Pool

“CEO Special Award Pool” means the amount payable for CEO Special Awards as determined in Section III.

•	Committee

“Committee” means the Management Development and Compensation Committee of the Company’s Board of Directors.

•	Company

“Company” means International Paper Company, a New York corporation, together with its Subsidiaries.

•	Employee

“Employee” means a regular, active, full-time salaried employee employed on a non-temporary basis.

•	Misconduct

“Misconduct” includes but is not limited to an act detrimental to the business interest or reputation of the Company or any act determined to be a deliberate disregard of the Company’s rules, or violation of the Employee’s Non-Competition or Non-Solicitation Agreement.

•	Participant

“Participant” means a person who has been designated as a participant in the Plan, according to Section V.

•	Performance Objective Rating

“Performance Objective Rating” means the percentage amount assigned to a Performance Objective for a level of performance achievement.

•	Performance Objectives

“Performance Objectives” mean the measures identified by the Company and approved by the Committee identified in Section VI.

•	Plan or MIP

“Plan” or “MIP” means this Management Incentive Plan, amended and restated as of January 1, 2012.

•	Plan Year

“Plan Year” means the twelve month period corresponding to the Company’s fiscal year (January 1 through December 31).

•	Return on Investment or ROI

“Return on Investment” or “ROI” means after-tax operating earnings, including both earnings from continuing and discontinued operations (up through the date of sale), and before the impact of special items divided by average capital employed. Capital employed is total assets, less short-term, non-interest-bearing liabilities. The Company’s ROI metric excludes the impact of special items, such as gains or losses associated with asset sales, restructuring costs, changes in pension funding, significant out-of-period or “one-off” items.

•	Subsidiary

“Subsidiary” means any company that is owned (50% or more) or controlled by the Company, directly or indirectly.

•	Target Award

“Target Award” means an amount equal to the percentage of salary range midpoint applicable to the actual position level of each Participant, shown in Appendix A.

•	Total MIP Award Pool

“Total MIP Award Pool” means an amount generated by the sum of eligible Participants’ Target Awards multiplied by the Company’s percentage achievement of its Performance Objectives.

III.	CEO Special Award Pool

The CEO may designate a portion of the Total MIP Award Pool to fund CEO Special Awards for extraordinary individual performance to award to Employees, regardless of whether such Employees are otherwise eligible to participate in the Plan. The CEO Special Award Pool, if any, has historically been in the range of 1.5% to 3.0% of the Total MIP Award Pool. The CEO Special Awards are funded out of the Total MIP Award Pool.

IV.	Administration of the Plan

The Plan operates at the discretion of the Committee. The Committee may exercise considerable discretion and judgment in interpreting the Plan, and adopting, from time to time, rules and regulations that govern the administration of the Plan.

The Committee has delegated authority to the CEO or his designee for the day-to-day administration of the Plan, except with respect to the CEO’s award or any award to a Senior Vice President of the Company or above.

Decisions of the Committee are final, conclusive and binding on all parties, including the Company, its shareowners, and employees.

V.	Participation in the Plan

Participation in the Plan is generally limited to individuals who meet the definition of Employee set forth in Section II whose position level is 14 or higher. Except as set forth in Section VII, a Participant must be an Employee as of September 30 of the Plan Year and on the date of the award payout in order to be eligible to receive a payout.

Employees who are eligible for participation in any other short-term, cash-based incentive compensation plan of the Company are not eligible for participation in this Plan.

An Employee who becomes eligible to participate in the Plan during the Plan Year or who moves from one eligible position level to another will be eligible for a prorated award. An Employee who moves from an eligible position to a non-eligible position during the Plan Year will be eligible for a prorated award based on the number of months the employee was eligible during the Plan Year.

Participation in this Plan, or receipt of an award under this Plan, does not give a Participant or Employee any right to a subsequent award, or any right to continued employment by the Company for any period.

VI.	Award Pool and Award Scale

A. Performance Objectives – Funding the Total MIP Award Pool

The Company must achieve at least a minimum level of performance in order to fund the Total MIP Award Pool.

The Total MIP Award Pool will be determined based on achievement of the Performance Objectives listed below during the Plan Year.

The maximum level of performance achievement that may be applied to calculate the Total MIP Award Pool for the Plan Year is 200%.

•	50% Weight: Cash Flow from Operations *

Performance	Award %
Greater than $3,200 MM and up to $3,800 MM	+ .1667% for each $1MM improvement greater than $3,200 MM up to $3,800 MM

$3,200 MM	100%

From $2,400 MM to less than $3,200 MM	-.0625% for each $1MM drop below $3,200 MM down to $2,400 MM

*

The financial results of Temple-Inland’s Building Products business (which the Company is holding for sale) will be excluded from the Cash Flow from Operations calculation. In addition, the cash impact of one-time costs associated with the Temple-Inland acquisition (e.g., fees, settlements, costs to achieve synergies, etc.) will be excluded from this metric.

•	50% Weight: Absolute Return on Investment *

Performance	Award %
Greater than 6.5% and up to 8.5%	+ 5.0% for each 0.1% improvement greater than 6.5% up to 8.5%

6.5%	100%

From 4.9% to less than 6.5%	-3.13% for each 0.1% drop below 6.5% down to 4.9%

*	The financial results of Temple-Inland’s Building Products business (which the Company is holding for sale) will be excluded from the ROI calculation.

•	Performance Objective Rating

The Company’s achievement of each Performance Objective will be evaluated by the Company as of the end of the Plan Year, and reviewed and verified by the Company’s external auditors.

The Company’s determination of performance achievement will be presented to the Committee for its review and approval in February following the end of the Plan Year.

B. Approval by the Committee of the Total MIP Award Pool

The Committee approves the Total MIP Award Pool based on the Company’s performance achievement against the Performance Objectives described above.

The Committee may determine in its sole discretion to reduce or eliminate the Total MIP Award Pool based upon any objective or subjective criteria it deems appropriate.

The Committee may determine it its sole discretion to increase the Total MIP Award Pool above the calculated amount by no more than 25% based upon any objective or subjective criteria it deems appropriate. In no event shall the Total MIP Award Pool exceed the Maximum Award Pool of 200%.

The Company shall make every effort to provide projected performance achievement to the Committee by the December meeting of the Board of Directors with the intent of understanding the Committee’s desire to exercise discretion with regard to the Total MIP Award Pool.

The amount allocated for payment of awards under the Plan and for the CEO Special Award Pool may not exceed the Total MIP Award Pool.

VII.	Individual Participant Awards

A. Individual Award Recommendations

In February following the end of the Plan Year, the CEO (in consultation with the Senior Vice President, Human Resources and Communications) will recommend to the Committee the individual MIP awards for Senior Vice Presidents of the Company and above (other than the CEO) and an aggregate award amount for all other Participants.

The Committee will recommend to the independent members of the Board the amount of the MIP award for the CEO and any other employee-director, if any.

B. Payout of Individual Awards

Participants each have a Target Award expressed as a percentage of the midpoint of a defined salary range based on position level as set forth on the attached Appendix A.

A Participant’s Calculated Award is equal to the Participant’s Target Award multiplied by the Company’s actual performance percentage achieved as reduced by the percentage designated for the CEO Special Award Pool.

A Participant’s Final Award is equal to the Participant’s Calculated Award adjusted by the Participant’s individual performance achievement as determined by his or her manager against pre-established performance objectives. A Participant’s individual award is capped at 200% of his or her Target Award.

A Participant may be eligible to receive a CEO Special Award in addition to his or her Final Award, which may cause the Participant’s actual award to be paid to exceed 200%, provided, however, that the sum of all Final Awards plus CEO Awards may not exceed the Total MIP Award Pool.

The following is an example of an award payout calculation for a Participant.

	Weight	Achieve	Payout
Company Performance (as reduced by CEO Special Award Pool)	100%	106.79%	106.79%

PL15 Target			$16,600
Calculated Award			$17,700
			(106.79% X $16,600)
Individual Performance			115%
Final Award			$20,400
			(115% X $17,700)

C. Impact of Temporary Layoff for Salaried Employees

The MIP award of a Participant who is involuntarily, temporarily laid off by the Company will be determined as follows:

•

Layoff of three months or less followed by return to active employment for Company: The Participant will be eligible for his or her Calculated Award payable under the terms of the Plan. The Calculated Award will not be reduced for the period of temporary layoff.

•

Layoff of three months or less followed by termination of employment: The Participant will be eligible for his or her Calculated Award payable under the terms of the Plan. The Participant’s eligibility for an award will be determined under Section VII(E) and (F). The award payable, if any, will not be reduced for the period of temporary layoff.

D. Cancellation of Award Upon Certain Events Prior to Payout

An award not yet paid will cancel as of the Participant’s termination of employment date in the following events that occur prior to actual payment:

•	Voluntary resignation before retirement eligibility

•	Termination for Cause

•	Violation of a Non-Compete, Non-Solicitation or Confidentiality Agreement, as applicable

•

Failure by any participant in the Company’s Unfunded Supplemental Retirement Plan for Senior Managers (“SERP”) to submit notice of retirement one year in advance of the effective date of his or her retirement, except in the event of death, Disability or waiver by the Management Development and Compensation Committee

•

Misconduct. The determination of whether a Participant has engaged in Misconduct shall be made by the Senior Vice President, Human Resources and Communications, or by the Management Development and Compensation Committee for Senior Vice Presidents and above, or by the Board of Directors for a determination with regard to the Chief Executive Officer.

Note: Awards will be cancelled in the situations listed above even if time and performance have been met but the award has not yet been paid at the time of termination. Any dispute as to whether any of the events described in this paragraph have occurred will be resolved by the Committee in its sole discretion in accordance with Section IV.

E. Proration Upon Certain Events

An award not yet paid will be prorated based upon the number of months of employment during the Plan Year in which the Participant worked 15 days or more. Awards paid at target as severance payments during the Plan Year are not paid from the Total MIP Award Pool, but rather are charged accordingly to the appropriate cost center.

TERMINATION SCENARIO	DATE OF TERMINATION	AMOUNT TO BE PAID	TIME OF PAYMENT
For All MIP-eligible Employees other than Senior Vice Presidents & CEO
DURING PLAN YEAR

• Death • Disability • Approved Leave of Absence • Severance*	1/1 through 12/31	Pro rata Target Award	At termination or as soon as practical

• Retirement eligible (including early retirement)	1/1 through 11/30	Pro rata Target Award	At termination or as soon as practical

	Month of December	Full Calculated Award based on Actual performance	At time of normal MIP payout

AFTER PLAN YEAR BUT BEFORE MIP PAYOUT

• Death • Disability • Approved Leave of Absence • Severance* • Retirement eligible (including early retirement	1/1 (of year following plan year) through MIP payout date	Full prior year Calculated Award based on Actual performance AND Pro rata Target Award for year of termination	Calculated Award is paid at time of normal MIP payout AND Pro rata Target Award is paid at termination or as soon as practical

For Senior Vice Presidents and CEO

• Death • Disability	1/1 through 12/31	Pro rata Target Award	At termination or as soon as practical

• Retirement eligible (including early retirement) • Severance • Approved leave of Absence	1/1 through 12/31	Pro rata Calculated Award based on Actual performance	At time of normal MIP payout

*	NOTE: A Participant who does not sign a Termination Agreement and Release in connection with a severance payment will forfeit his or her MIP award, unless retirement eligible.

VIII.	Allocation of MIP Award Pool among Business Units and Corporate Staff Organizations

Each Business Unit and Corporate Staff Organization is allocated a portion of the Total MIP Award Pool as reduced by the CEO Special Award Pool based on the Company’s performance achievement of the Performance Objectives, however, such allocations may be further adjusted by the CEO based upon any objective or subjective criteria the CEO deems appropriate.

IX.	Payment of Awards

A. Type of Payment

MIP awards are paid in cash unless deferred by the Participant. Alternatively, the Committee may, in its sole discretion, authorize payment of all or a portion of earned MIP awards to all or certain groups of Participants under the Company’s 2009 Incentive Compensation Plan in shares of Company stock.

B. Time of Payment

Awards may be paid in up to two installments, as determined by the Committee. Each such installment will be deemed to be a separate payment for purposes of Section 409A of the Internal Revenue Code and Treas. Reg. §1.409A-2(b)(2)(iii). In the event an award is paid in one installment, it will be made no later than March 15 following the Plan Year. In the event an award is paid in more than one installment, the first such payment will be made no later than March 15 following the Plan Year and the second such payment will be made no later than December 31 following the Plan Year. In no event will an award or any portion thereof be paid in the current Plan Year.

C. Payment to Beneficiaries

If a Participant dies prior to receipt of an approved award under the Plan, the award will be paid in accordance with the chart under Section VII(F) in a lump sum to the Participant’s estate as soon as practicable but in no event later than 90 days after the date of death.

D. Deferral of Payment

Any Participant who is eligible for and has elected to participate in the Company’s Deferred Compensation Savings Plan (“DCSP”) may elect to defer payment, not to exceed 85%, of any award under this Plan by filing an irrevocable MIP Deferral Election by the last business day in December of the year prior to the year in which such award would be earned. Awards or portions elected to be deferred will be credited with investment earnings or losses in accordance with provisions of, and the Participant’s elections under, the DCSP. MIP awards that are deferred will be paid in accordance with the payment terms of the DCSP.

X.	Recoupment or Forfeiture of Awards

If the Company reasonably believes that a Participant has committed an act of Misconduct either during employment or within 90 days after such employment terminates, the Company may terminate the Participant’s participation in the Plan or seek recoupment of an Award paid under this Plan. Recoupment may be effectuated by a notice of recapture (“Recapture Notice”) sent to such Participant within the 90-day period following the termination of employment. The Participant will be required to deliver to the Company an amount in cash equal to the gross cash payment of the Award to which such Recapture Notice relates within 30 days after receiving such Recapture Notice from the Company.

The Company has sole and absolute discretion to take action or not to take action pursuant to this Section X upon discovery of Misconduct, and its determination not to take action in any particular instance does not in any way limit its authority to terminate the participation of a Participant in the Plan and/or send a Recapture Notice in any other instance.

If any provision of this Section X is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

XI.	Impact of Restatement of Financial Statements Upon Previous Awards.

If any of the Company’s financial statements are required to be restated, resulting from errors, omissions, or fraud, the Committee may (in its sole discretion, but acting in good faith) direct that the Company recover all or a portion of any such Award made to any, all or any class of Participants with respect to any fiscal year of the Company the financial results of which are negatively affected by such restatement. The amount to be recovered from any Participant shall be the amount by which the affected Award(s) exceeded the amount that would have been payable to such Participant had the financial statements been initially filed as restated, or any greater or lesser amount (including, but not limited to, the entire award) that the Committee shall determine. The Committee may determine to recover different amounts from different Participants or different classes of Participants on such bases as it shall deem appropriate. In no event shall the amount to be recovered by the Company be less than the amount required to be repaid or recovered as a matter of law. The Committee shall determine whether the Company shall effect any such recovery (i) by seeking repayment from the Participant, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the Participant under any compensatory plan, program or arrangement maintained by the Company or any of its affiliates, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices, or (iv) by any combination of the foregoing.

XII.	Modification, Suspension or Termination of Plan

The Committee may at any time suspend, terminate, modify or amend any or all of the provisions of this Plan.

XIII.	Governing Law

The Plan is governed by the laws of the State of New York.

XIV.	Tax Withholding

The Company has the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have under law to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan.

XV.	IP Political Action Committee (“PAC”) Contributions

A Participant who makes a valid election in accordance with the Company’s procedures may deduct a specified amount or percentage from his or her MIP award for the purpose of contributing to the IP-PAC. The amount of the contribution may not exceed the federal limit for individual contributions to a political action committee. In no event shall a Participant’s election to contribute or not contribute to the IP-PAC have any impact on a Participant’s eligibility for, or amount of, his or her MIP award.

XVI.	Section 409A

The Plan is intended to comply with the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and will be limited, construed and interpreted in accordance with such intent.

XVII.	Non-Transferability of Award

No award under this Plan, and no rights or interests therein, will be assignable or transferable by a Participant (or legal representative).

XVIII.	Effective Date

This Plan is effective as of January 1, 2012 and continues until terminated, suspended, modified, or amended by the Committee.

Appendix A

Management Incentive Plan (MIP)

2012 Target Awards

Position Level	Target Award (% of Midpoint)	Target Award (Value)
43	145%	$2,037,100
42	90%	$994,500
41	85%	$853,900
40	85%	$776,200
39	80%	$664,200
38	80%	$603,800
37	75%	$514,500
36	75%	$471,600
35	70%	$402,400
34	70%	$368,000
33	65%	$312,700
32	65%	$286,100
31	60%	$241,700
30	55%	$208,900
29	50%	$172,000
28	50%	$159,400
27	45%	$131,200
26	45%	$120,000
25	40%	$97,600
24	40%	$91,300
23	35%	$73,000
22	30%	$57,200
21	30%	$52,400
20	25%	$40,000
19	25%	$37,200
18	20%	$27,600
17	20%	$25,800
16	20%	$23,900
15	15%	$16,600
14	15%	$15,400